EXHIBIT 99.5


                          [Monarch Bancorp Letterhead]

FOR IMMEDIATE RELEASE                                      CONTACTS: Hugh Smith
February 24, 1997                                                Chairman & CEO
                                                                 (310) 477-2401
                                                                    Arnold Hahn
                                                        Chief Financial Officer
                                                                 (714) 249-4272

               MONARCH BANCORP ANNOUNCES FOURTH-QUARTER EARNINGS;
            EXCHANGE RATIO WITH CALIFORNIA COMMERCIAL BANKSHARES SET

Laguna Niguel, California . . . Monarch Bancorp today announced that its consolidated net income for the year ended December 31, 1996 was $738 thousand, or $0.05 per share. For the fourth quarter of 1996, Monarch earned $433 thousand, or $0.01 per share. This compares with earnings of $684 thousand and $0.13 per share for the year ended December 31, 1995 and $394 thousand and $0.05 per share for the fourth quarter of 1995. Of the $0.13 in earnings per share in l995, approximately $0.10 resulted from tax benefits of $496 thousand.

There were several one-time charges to income in the fourth quarter associated with both the acquisition of Western Bank and the preparation for the previously announced acquisition of California Commercial Bancshares. These items, including goodwill amortization of $499,000, reduced full year consolidated net income by approximately $1 million, or $0.07 per share. For the quarter, income was reduced by approximately $920 thousand, or $0.03 per share. Without the amortization of goodwill, Monarch would have earned $1,237,000, or $0.08 per share, for the year and $932,000, or $0.03 per share, for the fourth quarter.

On September 30, 1996 the Company acquired for cash all of the issued and outstanding shares of Western Bank, a state chartered bank located in West Los Angeles. Western, with $431 million in assets at December 31, 1996, has five offices, including its head office in Westwood. Western's operations were included in Monarch's results beginning on October 1, 1996. The net consideration for the acquisition of Western was approximately $66.6 million. The Company funded the purchase price with approximately $43.2 million in net proceeds in a private placement of slightly over 26 million common shares and borrowed $11 million under a three year revolving loan. Due to the acquisition of Western Bank and the issuance of shares, weighted average shares outstanding were 15.0 million for the full year 1996, and 35.3 million for the fourth quarter of 1996.

Hugh S. Smith, Jr., Chairman and Chief Executive Officer, stated: "The 1996 fourth quarter of Monarch was one of the most exciting in my 37 year banking career as we prepared for the future of the Company. Monarch is well positioned for the future and ready to capitalize on the improving Southern California economy and the on-going consolidation in the industry. Western results were included in Monarch's results only for the fourth quarter and the impact of the one-time items essentially nullified Western's earnings. Although several one time items negatively impacted earnings for this year, we believe core earnings are solid and that significant operational efficiencies are already in place. When the merger with California Commercial Bankshares is completed, currently expected to be during the second quarter of fiscal 1997, there will be more leveraging of the management and operational infrastructure we have built in the fourth quarter. We expect our shareholders, customers and employees will be pleased with Monarch's future."

On December 19, 1996, Mr. Smith and William H. Jacoby, President and Chief Executive Officer of California Commercial Bankshares, holding company for National Bank of Southern California, Newport Beach, jointly announced that they had signed a definitive agreement, subject to regulatory and shareholder approval, whereby Monarch Bancorp and California Commercial Bankshares will merge.

Upon completion of the merger, Monarch Bancorp as the surviving corporation, will own Western Bank in Los Angeles, National Bank of Southern California in Newport Beach and Monarch Bank in Laguna Niguel. The assets of the combined companies were $864 million at December 31, 1996.

The terms of the merger provided that shareholders of California Commercial Bankshares would receive shares in Monarch Bancorp in accordance with an exchange ratio to be determined based upon the respective 1996 fiscal end book values of the two companies. Monarch today announced that, based upon such year end book values, each share of CCB common stock would be exchanged for 8.5 shares of Monarch common stock.

Upon completion of the merger, Hugh Smith will continue as Chairman and Chief Executive Officer of Monarch Bancorp and William Jacoby will remain Chairman of the Board of National Bank of Southern California and will become a director of Monarch Bancorp. Joseph Digange will continue as Chairman of the Board of Western Bank and Matthew Wagner, who has been appointed President of Monarch Bancorp, will also continue as President and Chief Executive Officer of Western Bank. Mark Stuenkel will continue as President and CEO of National Bank of Southern California and will become a director of Monarch Bancorp. Robert McKay, Chairman of California Commercial Bankshares, will also become a director of Monarch Bancorp.

Monarch also announced its intention to apply for the inclusion for quotation of its common stock on the NASDAQ National Market System. In connection with this application, Monarch may effect a reverse stock split, which may affect the exchange ratio for the CCB common stock. With approximately 1,200 shareholders in the combined organizations, both companies expect a more active market to develop for Monarch's common stock.

It is anticipated that the merger will be consummated by the end of the second quarter upon obtaining shareholder and regulatory approval.


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